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                                                                  EXHIBIT  23.2





                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------




As independent public accountants, we hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated March 3, 2000, relating to the December 31, 1999 consolidated financial statement of INT'L.com, Inc., as restated, which appears in Lionbridge Technologies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to all references to our Firm included in this Registration Statement. It should be noted that we have not audited any financial statements of INT'L.com, Inc. subsequent to December 31, 1999 or performed any audit procedure subsequent to the date of our report.




/s/ Arthur Andersen LLP
Boston, Massachusetts
August 1, 2001